                                                                     EXHIBIT 4.2

                                  RAMBUS INC.

                              AMENDED AND RESTATED

                 INFORMATION AND REGISTRATION RIGHTS AGREEMENT


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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


  1.  Certain Definitions..................................................  1

  2.  Financial Statements and Reports to Shareholders.....................  2

  3.  Additional Information...............................................  3

  4.  Inspection...........................................................  3

  5.  Termination of Covenants; Delivery of Public Information.............  3

  6.  Investor Representation at Board Meetings............................  4

  7.  Right of First Refusal...............................................  6

      7.1  Right of First Refusal..........................................  6
      7.2  Pro Rata Share..................................................  6
      7.3  New Securities..................................................  6
      7.4  Procedure.......................................................  6

  8.  Demand Registration..................................................  7

      8.1  Request for Registration on Form Other Than Form S-3............  7
      8.2  Right of Deferral of Registration...............................  7
      8.3  Request for Registration on Form S-3............................  7
      8.4  Registration of Other Securities in Demand Registration.........  8
      8.5  Underwriting in Demand Registration.............................  8
      8.6  Blue Sky in Demand Registration.................................  9

  9.  Piggyback Registration...............................................  9

      9.1  Notice of Piggyback Registration and Inclusion of
            Registrable Securities.........................................  9
      9.2  Underwriting in Piggyback Registration..........................  9
      9.3  Blue Sky in Piggyback Registration.............................. 11

 10.  Expenses of Registration............................................. 11

 11.  Registration Procedures.............................................. 11

 12.  Information Furnished by Holder...................................... 11

 13.  Indemnification...................................................... 12

      13.1  Company's Indemnification of Holders........................... 12
      13.2  Holder's Indemnification of Company............................ 12
      13.3  Indemnification Procedure...................................... 13


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                               TABLE OF CONTENTS
                                  (CONTINUED)


 14.  Limitations on Registration Rights Granted to Other Securities....... 13

 15.  Transfer of Rights................................................... 13

 16.  Market Stand-off..................................................... 14

 17.  Conversion of Preferred Stock........................................ 14

 18.  Miscellaneous........................................................ 14

      18.1  Termination of Prior Agreements, Rights and Obligations........ 14
      18.2  Entire Agreement; Successors and Assigns....................... 14
      18.3  Governing Law.................................................. 15
      18.4  Counterparts................................................... 15
      18.5  Headings....................................................... 15
      18.6  Notices........................................................ 15
      18.7  Amendment of Agreement......................................... 15


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

                             AMENDED AND RESTATED
                 INFORMATION AND REGISTRATION RIGHTS AGREEMENT


     This AMENDED AND RESTATED INFORMATION AND REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made as of January 7, 1997, by and among Rambus Inc., a California corporation (the "Company"), and the persons listed on the attached Schedule A (collectively, the "Investors").

                                R E C I T A L S

     A. The Company and the Investors have entered into agreements for sale by the Company and purchase by the Investors the Company's securities.

     B. The Company and certain existing investors in the Company are parties to a Prior Registration Rights Agreement (as defined below), pursuant to which the Company granted such investors certain information rights and registration rights with respect to the Company's securities.

     C. In connection with the issuance of a warrant for the purchase of 1,000,000 shares of Common Stock (the "Warrant") to Intel Corporation, the Company and the Investors desire to amend and restate the rights of the Investors with respect to information about the Company and registration of the Common Stock issued upon conversion or exercise of the securities according to the terms of this Agreement.

     THE PARTIES AGREE AS FOLLOWS:

     1.  Certain Definitions.

     As used in this Agreement, the following terms shall have the following respective meanings:

          (a) "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          (b) "Convertible Securities" shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Company, the Warrant, and the Common Stock of the Company issued or issuable upon conversion thereof.

          (c) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          (d) "Form S-3" shall mean Form S-3 issued by the Commission or any substantially similar form then in effect.

          (e) "Holder" shall mean any holder of outstanding Registrable Securities which have not been sold to the public, but only if such holder is an Investor or an assignee or transferee of Registration rights as permitted by
Section 15.

          (f) "Initiating Holders" shall mean Holders who in the aggregate hold at least fifty percent (50%) of the Registrable Securities (or any Holders in the case of Section 8.3).
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          (g) "Material Adverse Event" shall mean an occurrence having a consequence that either (a) is materially adverse as to the business, properties, prospects or financial condition of the Company or (b) is reasonably foreseeable, has a reasonable likelihood of occurring, and if it were to occur might materially adversely affect the business, properties, prospects or financial condition of the Company.

          (h) "Prior Registration Rights Agreement" shall mean the Amended and Restated Information and Registration Rights Agreement dated as of February 24, 1995, by and among Rambus Inc. and the investors listed on Schedule A thereto.

          (i) The terms "Register", "Registered" and "Registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act ("Registration Statement"), and the declaration or ordering of the effectiveness of such Registration Statement.

          (j) "Registrable Securities" shall mean all Common Stock not previously sold to the public issued or issuable upon conversion or exercise of any of the Company's Convertible Securities purchased by or issued to the Investors, including Common Stock issued in respect of the Conversion Stock pursuant to stock splits, stock dividends and similar distributions, and any securities of the Company granted registration rights pursuant to Section 14 of this Agreement.

          (k) "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 8 or 9 of this Agreement, including, without limitation, all federal and state registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for the Company and one special counsel for Holders (if different from the Company), blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration.

          (l) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          (m) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

          (n) "Warrant Stock" shall mean the Common Stock of the Company issued or issuable upon the exercise of the Warrant (or any similar warrant issued pursuant to the transfer or exchange thereof), including Common Stock issued in respect thereof pursuant to stock splits, stock dividends and similar distributions.

      2.  Financial Statements and Reports to Shareholders.

          The Company shall deliver the Investors as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, an audited consolidated balance sheet of the Company as of the end of such year and audited consolidated statements of income, shareholders' equity and changes in financial position for such year, which year-end financial reports shall be in reasonable detail and shall be accompanied by the opinion of independent public accountants of recognized standing selected by the Company. In addition, the Company shall deliver to the Investors: (a) as soon as practicable after the end of each fiscal quarter of the Company, and in any event within 45 days thereafter, unaudited financial statements


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of the Company on a quarterly basis prepared in accordance with generally accepted accounting principles and fairly reflecting the fiscal affairs of the Company to the date thereof, and (b) contemporaneously with delivery to holders of Common Stock, a copy of each report of the Company delivered to holders of Common Stock .


      3.  Additional Information.

          As long as an Investor (together with any affiliate) or its transferee holds not less than 15% of the Warrant Stock originally issuable (or a Warrant representing such amount of Warrant Stock), or 5% of the Series A Preferred Stock of the Company originally issued, or 15% of the Series B Preferred Stock of the Company originally issued, or 15% of the Series C Preferred Stock of the Company originally issued, or 15% of the Series D Preferred Stock of the Company originally issued (or an equivalent number of shares consisting of Registrable Securities issued upon conversion or exercise of such Preferred Stock of the Company or a combination of such Preferred Stock and Registrable Securities issued upon conversion thereof), as adjusted for recapitalizations, stock splits, stock dividends and the like, the Company will deliver to such Investor:

          (a) As soon as practicable after the end of each month, and in any event within 30 days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such month, and consolidated statements of income and cash flow for such month and for the current fiscal year to date.

          (b) As soon as practicable following submission to and approval by the Board of Directors of the Company, but in no event later than 90 days after the end of each fiscal year, each operating budget and plan (the "Plan") respecting the next fiscal year and a summary of each such Plan containing a monthly financial budget together with any update of the Plan as such update is prepared.

      4.  Inspection.

          The Company shall permit each Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by each such Investor; provided, however, that the Company shall not be obligated pursuant to this Section 4 to provide any information which it reasonably considers to be a trade secret or confidential information. Subject to Section 5, the rights of an Investor under this Section 4 may not be assigned as part of such Investor's sale of any of the Registrable Securities or Convertible Securities except with the consent of the Company, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Stone Street Fund 1994, L.P., Stone Street Fund 1995, L.P., Bridge Street Fund 1994, L.P., and Bridge Street Fund 1995, L.P. shall be entitled to the rights provided under this Section 4 upon the assignment of any of the Registrable Securities to them, respectively, by GS Capital Partners, L.P.

      5.  Termination of Covenants; Delivery of Public Information.

          (a) The covenants of the Company set forth in Sections 2, 3, 4, 6(a), 6(b), 6(c), and 7 shall be terminated and be of no further force or effect upon the earlier of (a) the date when a Registration Statement filed by the Company under the Securities Act, in connection with the first public offering of its securities (other than either a public offering limited solely to employees of the Company or an offering pursuant to Rule 145 under the Securities Act) becomes effective and (b) the date the Company (i) registers any securities under the Exchange Act or (ii) first becomes subject to the periodic reporting requirements of Section 13 or

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Section 15(d) of the Exchange Act, and such covenants shall terminate as to any
Investor as of the date such Investor no longer holds any shares of the capital stock of the Company.

          (b) The covenants of the Company set forth in Sections 8 and 9 shall be terminated and shall be of no further force or effect upon March 30, 2005.

          (c) Until the third anniversary of the event described in Section 5(a), the Company shall deliver to any Investor or its transferee who holds not less than 15% of the Warrant Stock originally issuable (or a Warrant representing such amount of Warrant Stock), a copy of the Company's reports (without exhibits) on Forms 10-K, 10-Q, 8-K and its Annual Reports to Shareholders promptly after such documents are filed with the Commission.

      6.  Investor Representation at Board Meetings.

          (a) Each Investor or transferee holding at least 10% of the Series A Preferred Stock of the Company originally issued (or an equivalent number of shares consisting of Registrable Securities issued upon conversion or exercise of such Series A Preferred Stock of the Company or a combination of such Series A Preferred Stock and Registrable Securities issued upon conversion thereof), as adjusted for recapitalizations, stock splits, stock dividends and the like, shall have the right to receive notices (except with respect to previously unscheduled telephonic meetings) and minutes of each meeting of the Board as if such Investor were a director, and to designate one of its constituent partners to attend all Board meetings, and to speak at or otherwise participate in such meetings to the extent permitted by the Board; provided, however, that such person may disclose or use any information made known to him by virtue of such notice, minutes or attendance only to the extent consistent with the fiduciary obligations of a director of the Company, whether or not such person actually is a director. Such Investors' rights to notice, attendance and minutes shall be assignable only with the prior written consent of the Company, which consent shall not be unreasonably withheld.

          (b) The Investors holding Series B Preferred Stock of the Company or Registrable Securities issued upon conversion thereof shall have the right, jointly, to have either John Powell or Roger McNamee attend regular meetings of the Company's Board of Directors, provided that before any such attendance Mr. Powell or Mr. McNamee, as applicable, shall have executed a confidentiality and non-disclosure agreement in a form reasonably acceptable to the Company.

          (c) GS Capital Partners, L.P. shall have the right to have either Joseph H. Gleberman or Terence M. O'Toole attend and observe meetings of the Board, provided that only one of such designees shall be allowed to attend any particular Board meeting. Such representatives shall receive notices and minutes of each meeting, and materials distributed to members of the Board in their capacities as such. Such representatives shall not be Board members (unless elected to the Board in accordance with the Company's Articles of Incorporation and Bylaws), nor shall such representatives have the power to vote as Board members or the right to receive compensation, if any, paid to Board members in their capacities as such. Before any attendance at Board meetings is allowed, the Company may require such representatives to execute a confidentiality and non-disclosure agreement in a form mutually acceptable to the Company and such representatives. Such representatives may only disclose or use information made known to them by virtue of the notice, minutes, or materials provided or attendance allowed hereunder to the extent consistent with the fiduciary duties of a director of the Company, whether or not such representative actually is a director. Notwithstanding the foregoing, if the Board makes a good faith determination that it would be inappropriate


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to allow such representatives to attend all or a portion of a Board meeting or to provide such representatives with minutes or materials, for reasons relating to attorney-client privilege, securities law compliance, transactions or potential transactions between the Company and GS Capital Partners, L.P. or Goldman, Sachs & Co. or any affiliate thereof, or if, in the reasonable good faith judgment of the Board of Directors such attendance would be harmful to the Company, then the Company shall so indicate in the notice of such meeting to GS Capital Partners, L.P., setting forth the basis of its decision to exclude GS Capital Partners, L.P., and shall not be obligated to allow such attendance or to provide such minutes or materials. The rights of GS Capital Partners, L.P. under this Section 6(c) shall be nonassignable. In the event that a GS Capital Partners, L.P. representative designated under this Section 6(c) shall permanently cease to be available to attend and observe meetings of the Board, GS Capital Partners, L.P. shall have the right to designate a replacement reasonably acceptable to the Company.

          (d) (i) Intel Corporation shall have the option, subject to the conditions described below, to designate an individual to attend and observe meetings of the Board. Unless elected to the Board pursuant to Section 6(d)(ii) below or otherwise in accordance with the Company's Articles of Incorporation and Bylaws, such designee shall not be a Board member, nor shall such designee have the power to vote as a Board member or the right to receive compensation, if any, paid to Board members in their capacities as such. The right to designate a Board observer pursuant to this Section 6(d)(i) shall terminate upon termination of the Semiconductor Technology License Agreement between Intel Corporation and Rambus Inc.

               (ii) If the Warrant has by its terms become exercisable, then if and for so long as Intel Corporation holds at least 500,000 shares of the Company's outstanding Common Stock (as adjusted for stock splits, stock dividends, stock combinations and the like), Intel Corporation shall have the option, subject to the conditions described below, to nominate a representative to the Board. Should Intel exercise this option in writing, the Company shall include such nominee among management's slate of nominees to the shareholders at the first annual meeting of shareholders taking place more than 90 days following satisfaction of the conditions set forth in this Section 6(d) and shall solicit shareholder votes in favor of the election of such nominee to the same extent that it solicits shareholder notes in favor of management's other nominees. The right to nominate a Board representative pursuant to this Section 6(d)(ii) shall not be effective prior to the effective time of the Company's initial public offering of shares of Common Stock under a Registration Statement (other than either a public offering limited solely to employees of the Company or an offering pursuant to Rule 145 under the Securities Act.)

               (iii) Any designee under Section 6(d)(i) or nominee under Section 6(d)(ii) must be acceptable to the Board. The right to maintain such designee or nominee shall exist during a calendar quarter only if more than twenty percent (20%) of the main memory chip sets shipped by Intel Corporation during each of the two immediately preceding calendar quarters implemented the Rambus-1 Interface Specification or the Rambus-2 Interface Specification. Any such nominee shall resign from the Board on the first day of any calendar quarter with respect to which such condition is not satisfied. If such condition shall fail to be satisfied, and then later become satisfied, Intel may re-appoint a designee or nominee in accordance with the provisions of this Section 6(d).

               (iv) The Intel Corporation designee or nominee shall receive notices and minutes of each meeting, and materials distributed to members of the Board in their capacities as such. Before any attendance at Board meetings is allowed, the Company may require such designee or nominee to execute a confidentiality and non-disclosure agreement in a form mutually acceptable to the Company and such

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designee or nominee. Such designee or nominee may only disclose or use information made known to such person by virtue of the notice, minutes, or materials provided or attendance allowed hereunder to the extent consistent with the fiduciary duties of a director of the Company, whether or not such person actually is a director. Notwithstanding the foregoing, if the Board makes a good faith determination that it would be inappropriate to allow such designee or nominee to attend all or a portion of a Board meeting or to provide such designee or nominee with minutes or materials, for reasons relating to attorney-client privilege, securities law compliance, transactions or potential transactions between the Company and Intel Corporation or any affiliate or competitor thereof, or if, in the reasonable good faith judgment of the Board of Directors such attendance would be harmful to the Company, then the Company shall so indicate in the notice of such meeting to such designee or nominee, setting forth the basis of its decision to exclude such person, and shall not be obligated to allow such attendance or to provide such minutes or materials. The rights of Intel Corporation under this Section 6(d) shall be nonassignable. Subject to the conditions in this Section 6(d), Intel Corporation shall have the right to designate from time to time a replacement designee or nominee.



      7.  Right of First Refusal.

          7.1  Right of First Refusal.

               The Company hereby grants to each holder of at least 5% of the outstanding shares (which may be computed on an aggregate basis with affiliates of the holder) of any series of Preferred Stock, and to Intel Corporation, (a "Qualified Purchaser") a right of first refusal (the "Right of First Refusal") to purchase its Pro Rata Share of New Securities that the Company may from time to time issue.

          7.2  Pro Rata Share.

               For purposes of this Right of First Refusal, a Qualified Purchaser's "Pro Rata Share" shall mean the ratio that (i) the number of shares of Common Stock issuable upon conversion of the Preferred Stock then held by such Qualified Purchaser (or in the case of Intel Corporation, the number of shares of outstanding Common Stock issued to Intel Corporation upon exercise of the Common Stock Purchase Warrant No. 1 dated November 15, 1996 (the "Warrant")) bears to (ii) the sum of the number of shares of Common Stock then outstanding and the number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock then outstanding. The Company may be required to allow the purchase of such Pro Rata Share upon a later exercise of the Warrant, and shall reserve such number of New Securities as may be necessary to satisfy its obligations under the Warrant.

          7.3  New Securities.

               Except as set forth below, "New Securities" shall mean any shares of capital stock of the company, and options, warrants and other rights to acquire capital stock of the Company issued after the date of this Agreement. Notwithstanding the foregoing, "New Securities" shall not include (i) the 1,882,353 shares of Series D Preferred Stock, (ii) Common Stock issuable upon conversion or exercise of securities outstanding as of the date of this Agreement, (iii) securities offered in a public offering registered under the Securities Act, (iv) securities issued pursuant to the acquisition of another corporation or other business entity by the Company by merger, purchase of all or substantially all of the assets or other reorganization whereby the Company or its shareholders own more than 50% of the voting power of the surviving entity in such

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transaction, (v) shares of Common Stock or related options to purchase an aggregate, net of returns to the option plan, or not more than 6,000,000 shares of Common Stock issued or granted to employees, consultants, advisors, officers or directors of the Company and its subsidiaries (including shares issued or sold pursuant to the exercise of any stock option or purchase pursuant to a grant under the Company's stock option plan or stock purchase plan, even though granted prior to the date of this Agreement), (vi) securities issued pursuant to any rights, including without limitation convertible securities, to receive securities, provided that the right of first refusal created hereby applied with respect to the initial sale or grant by the Company of such rights (and the procedure set forth in Section 7.4 below was complied with by the Company, or waived by all of the holders of Preferred Stock that did not exercise their Right of First Refusal, with respect thereto), (vii) shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, or recapitalization by the Company, and (viii) securities issued pursuant to any transactions involving technology licensing or a strategic relationship or corporate partnering arrangement approved by the Company's Board of Directors. Notwithstanding the foregoing or anything to the contrary in Section 5(a), solely for the purpose of determining the rights of Intel Corporation under this
Section 7, Intel shall have a Right of First Refusal to purchase its Pro Rata Share of securities offered for the account of the Company pursuant to the initial public offering of the Company under a registration statement filed under the Securities Act, where the aggregate offering price to the public of securities so offered for the account of the Company equals or exceeds $50 million.

          7.4  Procedure.

               In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Qualified Purchaser written notice of its intention, describing the amount and type of New Securities and the price and general terms upon which the Company proposes to issue such New Securities. Each Qualified Purchaser shall have ten (10) days from the date of receipt of such notice to agree to purchase up to its Pro Rata Share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. The Company may then, within ninety (90) days of the date of its notice to Qualified Purchasers, complete the proposed offering of New Securities on terms substantially as described in its notice to Qualified Purchasers, and each Qualified Purchaser shall purchase in such offering that number of New Securities that it indicated its intention to purchase in its written notice to the Company. The Company must repeat the notice procedure described above with respect to any proposed offering of New Securities that is not completed within such ninety (90) day period or that is proposed to be completed on terms that are not substantially as described in the notice to Qualified Purchasers.


      8.  Demand Registration.

          8.1  Request for Registration on Form Other Than Form S-3.

               Subject to the terms of this Agreement, in the event that the Company shall receive from the Initiating Holders at any time after the earlier of (a) March 30, 1996 and (b) the Company's initial public offering of shares of Common Stock under a Registration Statement, a written request that the Company effect any Registration with respect to all or a part of the Registrable Securities on a Form other than Form S-3 for an offering of at least 20% of the then outstanding Registrable Securities (or any lesser percent if the reasonably anticipated aggregate offering price to the public would exceed $7,500,000), the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and shall (ii) as soon as practicable, use its best efforts to effect Registration of the Registrable Securities specified in such request, together with any Registrable Securities of any Holder joining in such request as are specified in a written request given within 20 days after written notice from the Company. The Company shall not be obligated to take any action to effect any such registration pursuant to this Section 8.1 (i) within six months of the effective date of a Registration initiated by the Company or (ii) after the Company has effected two such Registrations pursuant to this Section 8.1 and such Registrations have been declared effective.

          8.2  Right of Deferral of Registration.

               If the Company shall furnish to all such Holders who joined in a request pursuant to Section 8.1 or 8.3 a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for any Registration to be effected as requested under Section 8.1 or 8.3, as applicable, the Company shall have the right, exercisable one time only with respect to such request, to defer the filing of a Registration Statement with respect to such offering for a period of not more than 90 days from delivery of the request of the Initiating Holders.


          8.3  Request for Registration on Form S-3.

               Subject to the terms of this Agreement, in the event that the Company receives from any Holders of the then outstanding Registrable Securities a written request that the Company effect any Registration on Form S-3 (or any successor form to Form S-3 regardless of its designation) at a time when the Company is eligible to register securities on Form S-3 (or any successor form to Form S-3 regardless of its designation) for an offering of Registrable Securities, the Company will promptly give written notice of the proposed Registration to all the Holders and will as soon as practicable use its best efforts to effect Registration of the Registrable Securities specified in such request, together with all or such portion of the Registrable Securities of any Holder joining in such request as are specified in a written request delivered to the Company within 30 days after written notice from the Company of the proposed Registration. There shall be no limit to the number of occasions on which the Company shall be obligated to effect Registration under this Section
8.3. The Company shall not be obligated to take any action to affect Registration under this Section 8.3 (i) within six months following any other registered public offering, including any prior registered offering on Form S-3, or (ii) if the number of shares which Holders have requested be included in such Registration would result in an anticipated aggregate offering price of less than $5,000,000.

          8.4  Registration of Other Securities in Demand Registration.

               Any Registration Statement filed pursuant to the request of the Initiating Holders under this Section 8 may, subject to the provisions of
Section 8.5, include securities of the Company other than Registrable
Securities.

          8.5  Underwriting in Demand Registration.

               8.5.1  Notice of Underwriting.

                      If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made

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pursuant to this Section 8, and the Company shall include such information in the written notice referred to in Section 8.1 or 8.3. The right of any Holder to Registration pursuant to Section 8 shall be conditioned upon such Holder's agreement to participate in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting.

               8.5.2  Inclusion of Other Holders in Demand Registration.

                      If the Company or holders of securities other than Registrable Securities request inclusion in such Registration, the Initiating Holders, to the extent they deem advisable and consistent with the goals of such Registration, shall, on behalf of all Holders, offer to any or all of the Company and such holders of securities other than Registrable Securities that such securities other than Registrable Securities be included in the underwriting and may condition such offer on the acceptance by such persons of the terms of this Section 8. In the event, however, that the number of shares so included exceeds the number of shares of Registrable Securities included by all Holders, such Registration shall be treated as governed by Section 9 hereof rather than Section 8, and it shall not count as a Registration for purposes of
Section 8.1 hereof.

               8.5.3  Selection of Underwriter in Demand Registration.

                      The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement with the representative ("Underwriter's Representative") of the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered (provided that only those Holders responding positively within the period required by Section 8.1 or
Section 8.3, as applicable, shall be included in such calculation) and agreed to by the Company.

               8.5.4  Marketing Limitation in Demand Registration.

                      In the event the Underwriter's Representative advises the Initiating Holders in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, then (i) first the Common Stock (other than Registrable Securities) held by officers or directors of the Company, (ii) next the securities other than Registrable Securities, and (iii) last the securities requested to be registered by the Company, shall be excluded from such Registration to the extent required by such limitation. If a limitation of the number of shares is still required, the Initiating Holders shall so advise all Holders and the number of shares of Registrable Securities that may be included in the Registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities entitled to inclusion in such Registration held by such Holders at the time of filing the Registration Statement. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 8.5.4 shall be included in such Registration Statement.

               8.5.5  Right of Withdrawal in Demand Registration.

                      If any Holder of Registrable Securities, or a holder of other securities entitled (upon request) to be included in such Registration, disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders delivered at least seven days prior to the effective date of the Registration Statement. The securities so withdrawn shall also be withdrawn from the Registration Statement.

          8.6  Blue Sky in Demand Registration.

               In the event of any Registration pursuant to Section 8, the Company will exercise its best efforts to Register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of such securities; provided, however, that (i) the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, and (ii) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, such expenses shall be payable pro rata by selling shareholders.

      9.  Piggyback Registration.

          9.1 Notice of Piggyback Registration and Inclusion of Registrable Securities.

               Subject to the terms of this Agreement, in the event the Company decides to Register any of its Common Stock for its own account on a form that would be suitable for a registration involving solely Registrable Securities, the Company will: (i) promptly give each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws) and (ii) include in such Registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Company by any Holder within 15 days after delivery of such written notice from the Company.

          9.2  Underwriting in Piggyback Registration.

               9.2.1  Notice of Underwriting in Piggyback Registration.

                      If the Registration of which the Company gives notice is for a Registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section
9.1. In such event the right of any Holder to Registration shall be conditioned upon such underwriting and the inclusion of such Holder's Registrable Securities in such underwriting to the extent provided in this Section 9. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement with the Underwriter's Representative for such offering. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 9.

               9.2.2  Marketing Limitation in Piggyback Registration.

                      In the event the Underwriter's Representative advises the Holders seeking registration of Registrable Securities pursuant to Section 9 in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, the Underwriter's Representative (subject to the allocation priority set forth in Section 9.2.3) may:

                      (a) in the case of the Company's initial Registered public offering, exclude some or all Registrable Securities from such registration and underwriting;

                      (b) in the case of the first Registered public offering subsequent to the initial public offering, limit the number of shares of Registrable Securities to be included in such Registration and underwriting to not less than twenty percent (20%) of the securities included in such Registration (based on aggregate market values); and

                      (c) in the case of any subsequent registered public offering, limit the number of shares of Registrable Securities to be included in such Registration and underwriting to not less than twenty-five percent (25%) of the securities included in such Registration (based on aggregate market values).

               9.2.3  Allocation of Shares in Piggyback Registration.

                      In the event that the Underwriter's Representative limits the number of shares to be included in a Registration pursuant to Section 9.2.2, the number of shares to be included in such Registration shall be allocated (subject to Section 9.2.2) in the following manner: The shares (other than Registrable Securities) held by officers or directors of the Company shall be excluded from such Registration and underwriting to the extent required by such limitation. Next, the shares (other than Registrable Securities) held by other holders of the Company's securities shall be excluded from such Registration and underwriting to the extent required by such limitation. If a limitation of the number of shares is still required after such exclusion, the number of shares that may be included in the Registration and underwriting shall be allocated among all Holders thereof requesting and legally entitled to include shares in such Registration, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which such Holders would otherwise be entitled to include in such Registration. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 9.2.3 shall be included in the Registration Statement.

               9.2.4  Withdrawal in Piggyback Registration.

                      If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter delivered at least seven days prior to the effective date of the Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such Registration.

          9.3  Blue Sky in Piggyback Registration.

               In the event of any Registration of Registrable Securities pursuant to Section 9, the Company will exercise its best efforts to Register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of such securities; provided, however, that (i) the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, and (ii) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, such expenses shall be payable pro rata by selling shareholders.

      10.  Expenses of Registration.

           All Registration Expenses incurred in connection with two Registrations pursuant to Section 8 and all Registrations pursuant to Section 9, shall be borne by the Company. All Registration Expenses incurred in connection with any other registration, qualification or compliance shall be apportioned among the Holders and other holders of the securities so registered on the basis of the number of shares so registered. Notwithstanding the above, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 8 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (which Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 8; provided further, however, that if at the time of such withdrawal, the Holders have learned of a Material Adverse Event with respect to the condition, business or prospects of the Company not known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 8. All Selling Expenses shall be borne by the holders of the securities registered pro rata on the basis of the number of shares registered.

      11.  Registration Procedures.

           The Company will keep each Holder whose Registrable Securities are included in any registration pursuant to this Agreement advised as to the initiation and completion of such Registration. At its expense the Company will:
(a) use its best efforts to keep such Registration effective for a period of 120 days or until the Holder or Holders have completed the distribution described in the Registration Statement relating thereto, whichever first occurs; and (b) furnish such number of prospectuses (including preliminary prospectuses) and other documents as a Holder from time to time may reasonably request.

      12.  Information Furnished by Holder.

           It shall be a condition precedent of the Company's obligations under this Agreement that each Holder of Registrable Securities included in any Registration furnish to the Company such information regarding such Holder and the distribution proposed by such Holder or Holders as the Company may reasonably request.

      13.  Indemnification.

           13.1  Company's Indemnification of Holders.

                 To the extent permitted by law, the Company will indemnify each Holder, each of its officers, directors and constituent partners, legal counsel for the Holders, and each person controlling such Holder, with respect to which Registration, qualification or compliance of Registrable Securities has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages or liabilities (or actions in respect thereof) to the extent such claims, losses, damages or liabilities arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related Registration

Statement) incident to any such Registration, qualification or compliance, or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance; and the Company will reimburse each such Holder, each such underwriter and each person who controls any such Holder or underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity contained in this
Section 13.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld); and provided, further, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any untrue statement or omission based upon written information furnished to the Company by such Holder, underwriter, or controlling person and stated to be for use in connection with the offering of securities of the Company.

          13.2  Holder's Indemnification of Company.

                To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such Registration, qualification or compliance is being effected pursuant to this Agreement, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company's securities covered by such a Registration Statement, each person who controls the Company or such underwriter within the meaning of the Securities Act, and each other such Holder, each of its officers, directors and constituent partners and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by such Holder of any rule or regulation promulgated under the Securities Act applicable to such Holder and relating to action or inaction required of such Holder in connection with any such Registration, qualification or compliance; and will reimburse the Company, such Holders, such directors, officers, partners, persons, law and accounting firms, underwriters or control persons for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use in connection with the offering of securities of the Company. Notwithstanding the foregoing, a Holder's liability under this
Section 13.2 shall not exceed such Holder's proceeds from the offering of securities made in connection with such Registration, and the indemnity contained in this Section 13.2 shall not apply to amounts paid in settlement of any claim, loss, damage, liability or action if settlement is effected without the consent of such Holder (which consent shall not unreasonably be withheld).

          13.3  Indemnification Procedure.

                Promptly after receipt by an indemnified party under this
Section 13 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 13, notify the indemnifying party in writing of the commencement thereof and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such claim; provided, however, that the indemnifying party shall be entitled to select counsel for the defense of such claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided further, however, that if either party reasonably determines that there may be a conflict between the position of the Company and the Investors in conducting the defense of such action, suit or proceeding by reason of recognized claims for indemnity under this Section 13, then counsel for such party shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interest of such party. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 13, but the omission so to notify the indemnifying party will not relieve such party of any liability that such party may have to any indemnified party otherwise than under this Section 13. The indemnity provided for in this
Section 13 shall apply to the Holders in their capacities as such, and shall be independent of any other agreement, including without limitation an underwriting agreement, entered into after the date hereof between the Company and any Holder in its capacity as a Holder or otherwise.

      14.  Limitations on Registration Rights Granted to Other Securities.

           From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company providing for the granting to such holder of any information or Registration rights, except that, with the consent of the Holders of 66-2/3% of the aggregate of the Convertible Securities and Registrable Securities then outstanding, additional holders may be added as parties to this Agreement with regard to any or all securities of the Company held by them. Any such additional parties shall execute a counterpart of this Agreement, and upon execution by such additional parties and by the Company, shall be considered an Investor for all purposes of this Agreement. The additional parties and the additional Registrable Securities shall be identified in an amendment to Schedule A hereto.

      15.  Transfer of Rights.

           The rights to information under Sections 2, 3, 4 and 5, and the right to cause the Company to Register securities granted by the Company to the Investors under this Agreement may be assigned by any Holder to a transferee or assignee of any Convertible Securities or Registrable Securities not sold to the public acquiring at least 235,000 shares of such Holder's Registrable Securities (equitably adjusted for any stock splits, subdivisions, stock dividends, changes, combinations or the like); provided, however, that (i) the Company must receive written notice prior to the time of said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such information and Registration rights are being assigned, and (ii) the transferee or assignee of such rights must not be a person deemed by the Board of Directors of the Company, in its best judgment, to be a competitor or potential competitor of the Company. Notwithstanding the limitation set forth in the foregoing sentence respecting the minimum number of shares which must be transferred, (a) any Holder which is a partnership may transfer such Holder's Registration rights to such Holder's constituent partners without restriction as to the number or percentage of shares acquired by any such constituent partner and (b) GS Capital Partners, L.P. may transfer its Registration rights to hereunder to Stone Street Fund 1994, L.P., Stone Street Fund 1995, L.P., Bridge Street Fund 1994, L.P., and Bridge Street Fund 1995, L.P. (the "GS Transferees") without restriction as to the number or percentage of shares acquired by any such transferee. Any transferee or assignee to which rights are transferred under this Agreement shall be subject to the restrictions and obligations imposed upon Holders by this Agreement.

      16.  Market Stand-off.

           Each Holder hereby agrees that, if so requested by the Company and the Underwriter's Representative (if any), such Holder shall not sell or otherwise transfer any Registrable Securities or other securities of the Company during the 120 day period (the "Market Standoff Period") following the effective date of a Registration Statement of the Company filed under the Securities Act; provided, however, that if in connection with the offering of the securities so Registered, the Holders of a majority of the Registrable Securities agree not to sell or otherwise transfer any shares held by them for a period greater than 120 days, then the Market Standoff Period shall be increased to such greater period agreed to by such Holders; and provided, further, that such restriction shall only apply to the first two Registration Statements of the Company to become effective which include securities to be sold on behalf of the Company to the public in an underwritten offering.

      17.  Conversion of Preferred Stock.

           The Registration rights of the Holders of the Shares set forth in this Agreement are conditioned upon the conversion of the Shares with respect to which registration is sought into Common Stock prior to the effective date of the Registration Statement; provided however, that in the event the closing of the public offering to which such Registration Statement relates does not occur within six (6) business days following the effective date, such conversion shall be deemed not to have occurred.

      18.  Miscellaneous.

           18.1  Termination of Prior Agreements, Rights and Obligations.

                 Upon execution of this Agreement by the Company, the Investors and the Holders of at least sixty six and two-thirds percent (66-2/3%) of the then-outstanding Registrable Securities, as defined in the Prior Registration Agreement, pursuant to Section 18.7 thereof, the Prior Registration Agreement and all rights and obligations contained therein shall be amended and superseded in their entirety by this Agreement and the rights and obligations contained herein.


           18.2  Entire Agreement; Successors and Assigns.

                 This Agreement constitutes the entire contract between the Company and the Investors relative to the subject matter hereof. Any previous agreement between the Company and the Investors concerning Registration rights is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

           18.3  Governing Law.

                 This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

           18.4  Counterparts.

                 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           18.5  Headings.

                 The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

           18.6  Notices.

                 Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (i) if to the Company, as set forth below the Company's name on the signature page of this Agreement, and (ii) if to an Investor, at such Investor's address as set forth on Schedule A, or at such other address as the Company or such Investor may designate by ten (10) days' advance written notice to the Investors or the Company, respectively.

           18.7  Amendment of Agreement.

                 Any provision of this Agreement may be amended only by a written instrument signed by the Company and by persons holding at least sixty six and two-thirds percent (66-2/3%) of the Registrable Securities as defined in
Section 1 of this Agreement; provided that any amendment to Section 6 shall require the consent of the Investor or transferee whose rights thereunder are being amended; and provided, further, that any amendment adversely affecting an Investor or transferee in a different manner than all Investors or transferees generally shall require the consent of the Investor or transferee so affected.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

     The Company:                   RAMBUS, INC.

                                         By: _______________________________

                                         Title:_____________________________


     The Investors:                 MOHR, DAVIDOW VENTURES II

                                         By:________________________________

                                         Title:_____________________________

                                    KLEINER PERKINS CAUFIELD & BYERS V

                                         By:________________________________

                                         Title:_____________________________

                                    MERRILL, PICKARD, ANDERSON & EYRE V

                                         By:________________________________

                                         Title:_____________________________

                                    INTEGRAL CAPITAL PARTNERS

                                         By:________________________________

                                         Title:_____________________________

                                    DOMINION INCOME MANAGEMENT

                                         By:________________________________

                                         Title:_____________________________

                                    GS CAPITAL PARTNERS, L.P.

                                         By:________________________________

                                         Title:_____________________________

                                    MICHAEL DELL

                                         By:________________________________

                                    INTEL CORPORATION

                                         By:________________________________

                                         Title:_____________________________